Exhibit 18

August 25, 2021

Parker-Hannifin Corporation
6035 Parkland Blvd.
Cleveland, OH 44124
United States

Dear Sirs/Madams:

We have audited the consolidated financial statements of Parker-Hannifin Corporation and its subsidiaries as of June 30, 2021 and 2020, and for each of the three years in the period ended June 30, 2021, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated August 25, 2021, which expresses an unqualified opinion and includes an explanatory paragraph concerning a change in accounting principle from last-in-first-out (LIFO) cost method of inventory accounting to the first-in-first-out (FIFO) cost method of inventory accounting. Notes 1 and 7 to such consolidated financial statements contain a description of your adoption during the year ended June 30, 2021 of the change in accounting principle from last-in-first-out (LIFO) cost method of inventory accounting to the first-in-first-out (FIFO) cost method of inventory accounting. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Cleveland, OH